Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General
The following description summarizes the most important terms of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, certain securities convertible into such registered securities, and some of the provisions of our restated certificate of incorporation, restated bylaws, and relevant provisions of Delaware General Corporate Law. The descriptions herein are qualified in their entirety by our restated certificate of incorporation and restated bylaws, each of which have been previously filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as the relevant provisions of Delaware General Corporate Law.
Our authorized capital stock consists of:
•1,000,000,000 shares of Class A common stock, $0.00001 par value per share,
•500,000,000 shares of Class B common stock, $0.00001 par value per share, and
•15,000,000 shares of undesignated preferred stock, $0.00001 par value per share.
Class A Common Stock and Class B Common Stock
We have two classes of authorized common stock, Class A common stock and Class B common stock. Only our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and trades on each of the New York Stock Exchange (the “NYSE”) and the Long-Term Stock Exchange (the “LTSE”) under the ticker symbol “ASAN.”
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to 10 votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our restated certificate of incorporation and restated bylaws established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers, as described below and further described in our restated certificate of incorporation. Once converted into Class A common stock, the Class B common stock will not be reissued. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (i) the date that is specified by the affirmative vote of the holders of two-thirds of the then-outstanding shares of Class B common stock, (ii) one year after the death or permanent disability of Mr. Moskovitz, or (iii) the later of the date that is (x) September 2030 and (y) the date that Mr. Moskovitz no longer serves as our Chief Executive Officer or as a member of our board of directors.
A transfer of Class B common stock will not trigger an automatic conversion of such stock to Class A common stock if it is a permitted transfer. A permitted transfer is a transfer by a holder of Class B common stock to any of the persons or entities listed in clauses (i) through (v) below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B common stock and/or any other Permitted Transferee established by or for such holder of Class B common stock: (i) to a trust for the benefit of the holder of Class B common stock and over which such holder of Class B common stock retains sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (ii) to a trust for the benefit of persons other than the holder of Class B common stock so long as the holder of Class B common stock retains sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (iii) to a trust under the terms of which such holder of Class B common stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended, or the Code, and/or a reversionary interest so long as the holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B common stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code, so long as such holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held in such account, plan, or trust; (v) to a corporation, partnership, or limited liability company in which such holder of Class B common stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership, or limited liability company; or (vi) to a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Code, so long as the holder of Class B common stock has shared dispositive power and shared voting control with respect to the shares of Class B common stock held by such trust or organization and the transfer to such trust does not involve any payment of cash, securities, property, or other consideration (other than an interest in such trust or organization) to the holder of Class B common stock.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Fully Paid and Non-Assessable
All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock
Under the terms of our restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting, and other rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of Class A and Class B common stock. No shares of preferred stock are outstanding.
Registration Rights
We are party to an amended and restated investors’ rights agreement that provides that certain holders of our preferred stock have certain registration rights as set forth below. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.
The registration rights set forth in the amended and restated investors’ rights agreement will expire five years following the listing of our Class A common stock on the NYSE, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or holds 1% or less of our common stock and is able to sell all of its Registrable Securities, as defined in the amended and restated investors’ rights agreement, without registration pursuant to Rule 144 of the Securities Act during any three-month period. We will pay the registration expenses (other than underwriting discounts and selling commissions) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
The holders of a majority of the registrable securities outstanding may request that we register all or a portion of their shares. We are obligated to effect only two such registrations. Such request for registration must cover shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $15.0 million.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of the registrable securities will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating solely to the sale of securities to participants in our stock plan, (2) a registration relating to a transaction covered by Rule 145 under the Securities Act, (3) a registration in which the only stock being registered is common stock upon conversion of debt securities also being registered, or (4) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights

The holders of at least 30% of the registrable securities outstanding can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $10.0 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our restated certificate of incorporation, and our restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Stockholder Meetings
Our restated bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer, the lead independent director, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our restated certificate of incorporation and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting
Our restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.
Choice of Forum
Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, or employees to us or our stockholders; (3) any action asserting a claim against us or our stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws; (5) any action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our restated certificate of incorporation, and our restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Stock Exchange Listing
Our Class A common stock is listed on each of the NYSE and the LTSE under the symbol “ASAN.”
Transfer Agent and Registrar

The transfer agent and registrar for our Class A and Class B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is (888) 628-3499.